ENCORE WIRE CORPORATION
2020 LONG TERM INCENTIVE PLAN

Time-Based Restricted Stock Unit Award Agreement

This Time-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Encore Wire Corporation, a Delaware corporation (the “Company”), and [NAME] (the “Participant”), effective as of [DATE], 2021 (the “Grant Date”).
RECITALS

WHEREAS, the Company has adopted the Encore Wire Corporation 2020 Long Term Incentive Plan (as the same may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award of Restricted Stock Units to the Participant that will provide the Participant the opportunity to receive shares of the common stock of the Company (the “Common Stock”) upon the settlement of the Award on the terms and conditions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:
1.Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant [NUMBER] Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.Vesting and Forfeiture of Restricted Stock Units. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)General. Except as otherwise provided in this Section 2, the Restricted Stock Units shall vest (in whole shares, rounded down) according to the following schedule, subject to the Participant’s continued employment with the Company or its Affiliate through each applicable vesting date:

Number of Restricted Stock Units Vesting	Vesting Date
1/3 of the Restricted Stock Units	First Anniversary of Grant Date
1/3 of the Restricted Stock Units	Second Anniversary of Grant Date
Remainder of the Restricted Stock Units	Third Anniversary of Grant Date
(b)Change in Control. All unvested Restricted Stock Units shall fully vest upon a Change in Control (as defined below), subject to the Participant’s continued employment with the Company or its Affiliate as of the date of consummation of

023944.008668 23470646.4

such Change in Control. For purposes of this Agreement and notwithstanding Section 2(g) of the Plan, “Change in Control” means the occurrence of any of the following events after the Grant Date: (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi)(A)(2), whereby a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) a “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

(c)Retirement. Upon termination of the Participant’s employment with the Company and its Affiliates by the Participant after reaching age 60 and completing 10 years of continuous employment with the Company and its Affiliates (“Retirement”), all unvested Restricted Stock Units shall fully vest as of the date of such termination of employment.

(d)Forfeiture. Any unvested Restricted Stock Units shall be forfeited immediately, automatically and without consideration upon a termination of the Participant’s employment with the Company and its Affiliates for any reason other than Retirement.

(e)Termination for Cause. Notwithstanding the foregoing provisions of this Section 2, in the event the Participant’s employment with the Company and its Affiliates is terminated on account of fraud, dishonesty or the performance of other acts detrimental to the Company or its Affiliate, as determined by the Committee in its reasonable, good faith discretion, then all Restricted Stock Units outstanding as of the date of such termination of employment, whether vested or unvested, shall be forfeited as of such date.

3.Dividend Equivalents. The Participant shall be entitled to Dividend Equivalents with respect to the Restricted Stock Units granted pursuant to this Award. Each Restricted Stock Unit subject to this Award is hereby granted in tandem with a corresponding

023944.008668 23470646.4

Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which the Dividend Equivalent corresponds. Each Dividend Equivalent entitles the Participant to receive cash payments, subject to and in accordance with this Agreement, in an amount equal to any cash dividends paid by the Company in respect of the share of Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates. The Company shall establish, with respect to each Restricted Unit, a separate Dividend Equivalent bookkeeping account for such Restricted Stock Unit (a “DE Account”), which shall be credited (without interest) on the applicable dividend payment dates with an amount equal to any cash dividends paid during the period that such Restricted Unit remains outstanding with respect to the share of Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates. Upon the vesting of a Restricted Stock Unit, the Dividend Equivalent (and the DE Account) with respect to such vested Restricted Stock Unit shall also become vested. Similarly, upon the forfeiture of a Restricted Stock Unit, the Dividend Equivalent (and the DE Account) with respect to such forfeited Restricted Stock Unit shall also be forfeited. Dividend Equivalents shall not entitle the Participant to any payments relating to cash dividends paid after the earlier to occur of the date that the applicable Restricted Stock Unit is settled in accordance with Section 4 or the forfeiture of the Restricted Stock Unit underlying such Dividend Equivalent. Payments with respect to vested Dividend Equivalents shall be made in cash as soon as practicable, and not later than 60 days, after the date that such Dividend Equivalent vests. The Participant shall not be entitled to receive any interest with respect to the payment of Dividend Equivalents.

4.Payment. Promptly following each applicable vesting date or vesting event of the Restricted Stock Units (but no later than 60 days following such vesting date or event), the Company shall deliver to the Participant a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that vest as of such date or event. No fractional shares of Common Stock shall be delivered; the Company shall pay cash in respect of any fractional shares of Common Stock. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares of Common Stock to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

5.Withholding Requirements. The Company shall be entitled to take any of the following actions in order to satisfy tax withholding obligations arising on account of amounts accrued or payable under this Agreement: (i) deduct from any amount accrued or payable under this Agreement, including withholding shares of Common Stock, the amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect thereto, (ii) require the Participant to pay to the Company such withholding taxes, or (iii) deduct from any other compensation payable to the Participant the amount of any withholding obligations with respect to amounts accrued or payable under this Agreement. The Committee shall determine in its discretion which of the above actions shall be taken in order to satisfy tax withholding

023944.008668 23470646.4

obligations arising on account of amounts accrued or payable under this Agreement, including but not limited to withholding from shares of Common Stock not otherwise issuable at such time by accelerating the issuance of such shares, as permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi).

6.Adjustment of Shares of Common Stock. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 8 of the Plan, the Restricted Stock Units may be adjusted in accordance with Section 8 of the Plan.

7.Miscellaneous Provisions.

(a)Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those shares of Common Stock.

(b)Rights of a Shareholder of the Company. Prior to settlement of the Restricted Stock Units in shares of Common Stock, the Participant will not have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units.

(c)Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)No Right to Continued Employment. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in the employment of the Company or its Affiliates for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining the Participant) or of the Participant, which rights are

023944.008668 23470646.4

hereby expressly reserved by each, to terminate his or her employment at any time and for any reason.

(e)Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s Chief Financial Officer and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.
(f)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.
(g)Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
(h)Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.
(i)Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.
(j)Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

023944.008668 23470646.4

(k)Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(l)Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), any shares of Common Stock granted and Dividend Equivalents paid under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Common Stock and Dividend Equivalents. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the Participant’s consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
(m)Unfunded Award. The Award represents an unfunded, unsecured right to receive shares of Common Stock and the associated Dividend Equivalents in accordance with the terms of this Agreement, and the Company shall not be required to segregate any assets with respect to any payments due in connection with this Agreement.
(n)Code Section 409A. This Agreement and the Restricted Stock Units and Dividend Equivalents granted hereunder are intended to comply with Section 409A of the Code in both form and operation so that the additional taxes imposed by Section 409A of the Code will not apply, and any ambiguities herein shall be interpreted, to the extent possible, in a manner consistent therewith. For purposes of Section 409A of the Code, each payment due with respect to the grant of Restricted Stock Units hereunder shall be considered a separate payment and the Participant’s entitlement to a series of payments with respect to the grant of Restricted Stock Units hereunder is to be treated as an entitlement to a series of separate payments. Any payments to be made under this Agreement as a result of the Participant’s termination of employment shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”). Any provision of this Agreement to the contrary notwithstanding, if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of his or her Separation from Service, any payment to be made under this Agreement upon such Separation from Service will not be paid until six months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). In such case, any payment so delayed shall be paid in a single lump sum on the first

023944.008668 23470646.4

business day following the sixth-month anniversary of the Participant’s Separation from Service (or, if earlier, upon the Participant’s death). None of the Company or its Affiliates shall be liable to the Participant for any payment made under this Agreement or with respect to any Restricted Stock Unit, which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting, in good faith, any payment made under this Agreement or with respect to any Restricted Stock Unit as an amount includible in gross income under Section 409A of the Code.
(o)Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.
(p)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable. Such on-line or electronic system shall satisfy notification requirements discussed in Section 7(e).
(q)Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.
[Signature page follows.]

023944.008668 23470646.4

    IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.
PARTICIPANT                    ENCORE WIRE CORPORATION

Signature:             By:
Print Name:         Name:
Date:         Its:
        Date:

[Signature Page – Restricted Stock Unit Award Agreement]